AXP(R)
    Growth
      Dimensions
            Fund

                                                                   Annual Report
                                                            for the Period Ended
                                                                   July 31, 2003

AXP Growth Dimensions Fund seeks to provide shareholders with long-term capital growth.

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(logo)                                                                  (logo)
American                                                                AMERICAN
   Express(R)                                                            EXPRESS
 Funds                                                                  (R)
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

Table of Contents

Fund Snapshot                               3

Questions & Answers
    with Portfolio Management               4

The Fund's Long-term Performance            8

Investments in Securities                   9

Financial Statements                       12

Notes to Financial Statements              15

Independent Auditors' Report               26

Board Members and Officers                 27

(logo) Dalbar

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Fund Snapshot
          AS OF JULY 31, 2003

PORTFOLIO MANAGER

Portfolio manager              Gordon Fines
Since                                  6/00
Years in industry                        36

FUND OBJECTIVE

For investors seeking long-term capital growth.

Inception dates
A: 6/26/00      B: 6/26/00      C: 6/26/00      Y: 6/26/00

Ticker symbols
A: AXDAX        B: ABGDX        C: AXGDX        Y: --

Total net assets             $202.6 million

Number of holdings                       85

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

         STYLE
VALUE    BLEND    GROWTH
                    X      LARGE
                           MEDIUM   SIZE
                           SMALL

SECTOR COMPOSITION
Percentage of portfolio assets

(pie chart)

Consumer discretionary 24.2%
Technology 17.0%
Health care 16.4%
Financials 14.6%
Industrials 11.9%
Energy 7.2%
Consumer staples 4.3%
Utilities 2.8%
Short-term securities 0.6%
Materials 0.5%
Telecommunications 0.5%

TOP TEN HOLDINGS

Percentage of portfolio assets

Bank of America (Banks and savings & loans)          4.1%
Microsoft (Computer software & services)             3.9
Wal-Mart Stores (Retail -- general)                  3.6
Amgen (Health care products)                         3.5
Citigroup (Finance companies)                        3.3
Viacom Cl B (Leisure time & entertainment)           3.3
3M (Multi-industry)                                  3.0
Anthem (Health care services)                        2.6
ConocoPhillips (Energy)                              2.6
Medtronic (Health care products)                     2.6

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Stock prices of established companies that pay dividends may be less volatile than the stock market as a whole. Stocks of medium-sized companies may be subject to more abrupt or erratic price movements than stocks of larger companies.

Fund holdings are subject to change.

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3   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT
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Questions & Answers
        WITH PORTFOLIO MANAGEMENT

Q:   How did AXP Growth Dimensions Fund perform for fiscal year 2003?

A: AXP Growth Dimensions Fund's Class A shares, excluding sales charge, gained 7.88% for the 12 months ended July 31, 2003. The Fund underperformed the 8.97% return of the Lipper Large-Cap Growth Funds Index, representing the Fund's peer group. The S&P 500 Index increased 10.64% over the same time frame.

Q: What factors most significantly affected Fund performance during the annual period?

A: The portfolio's conservative stance, including an emphasis on consumer cyclical companies and other sectors, helped performance during most of the annual period. However, when the equity market rose sharply in the autumn and again in the second calendar quarter, the Fund's relatively conservative stocks did not rally as much as more aggressive, less well-capitalized companies. The Fund was also underweighted in the strong performing information technology sector relative to the S&P 500 Index. Thus, while producing positive returns, the Fund underperformed its peer group and its benchmark index for the fiscal year.

     Among the Fund's specific stock disappointments were Microsoft and Viacom. Microsoft was a top performer during the first half of the fiscal year, but experienced a slowdown in growth during the second half along with much of the personal computer industry. Entertainment company Viacom lost ground primarily due to a slowdown in advertising spending. However, we continued to hold both of these companies in the Fund's portfolio, as each is clearly a leader in its respective industry, and we are optimistic about their prospects going forward. Northrop Grumman in the defense industry was

                             PERFORMANCE COMPARISON
                       For the period ended July 31, 2003
12%                                 (bar 2)
                                     +10.64%
10%                                                         (bar 3)
                                                             +8.97%
 8%      (bar 1)
         +7.88%
 6%

 4%

 2%

 0%

(bar 1) AXP Growth Dimensions Fund Class A (excluding sales charge) (bar 2) S&P 500 Index (unmanaged)
(bar 3) Lipper Large-Cap Growth Funds Index

(see "The Fund's Long-term Performance" for Index descriptions)

Past performance is no guarantee of future results. The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

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4   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Questions & Answers

(begin callout qoute)> The Fund has a low turnover rate compared to many of its peers, as we are focused on finding growth-oriented companies to buy and hold for the long term. (end callout qoute)

     another disappointment, as the high level of government spending anticipated by many was not fully realized. We reduced the Fund's holding in this stock.

     We did have some success, however. Fund performance was boosted by effective stock selection. For example, WalMart, Citigroup and Bank of America were strong performers for the year overall. Johnson & Johnson and 3M held up well during the first half; Amgen and Target were among the Fund's best performers during the second half. JetBlue Airways; pasta maker American Italian Pasta; auto insurance company Progressive, Brinker International (parent of Chili's restaurants), and some smaller healthcare firms like GenProbe offered compelling growth stories and benefited the Fund's yearly results.

AVERAGE ANNUAL TOTAL RETURNS

as of July 31, 2003
                          Class A              Class B                   Class C                 Class Y
(Inception dates)        (6/26/00)            (6/26/00)                 (6/26/00)               (6/26/00)
                     NAV(1)   POP(2)     NAV(1)   After CDSC(3)   NAV(1)    After CDSC(4)   NAV(5)     POP(5)
1 year                +7.88%   +1.67%     +7.00%      +3.00%       +7.00%       +7.00%       +8.37%     +8.37%
Since inception      -23.00%  -24.46%    -23.58%     -24.33%      -23.58%      -23.58%      -22.89%    -22.89%

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to institutional investors only.

Past performance is no guarantee of future results. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than the original cost. The performance shown for each class of shares will vary due to differences in sales charges and fees. Short term performance may be higher or lower than the figures shown. Visit americanexpress.com/funds for current information.

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5   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT
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Questions & Answers

     The equity market was exceptionally volatile during fiscal year 2003. In the summer of 2002, stock markets reached four-year lows, depressing stocks of every style and capitalization, including large-cap and mid-cap growth stocks. October and November marked a vigorous market rally, led by the most beaten-up sectors of the past three years, including telecommunications and technology. After starting the new year on a positive note, the equity market then began a sustained decline, as fears surrounding the likely war with Iraq heightened and economic activity subsequently slowed. By the beginning of March, a "war relief" rally took place, as investors grew optimistic that the war would not last very long.

     The second calendar quarter marked the largest single quarterly gain for the S&P 500 Index in nearly five years. A significant number of corporate earnings announcements met or exceeded expectations, and earnings estimates were revised up going forward. Furthermore, the low interest rate environment and declining yields on bond investments drew more attention to equities, as investors sought higher returns. The case for owning equities was additionally strengthened by a $350 billion U.S. tax cut, an accommodative Federal Reserve Board and a declining dollar that benefited U.S. companies distributing products and services overseas. Finally, while the transition to democracy in Iraq is by no means at an end, the conclusion of active military operations provided the equity markets with a degree of geopolitical stability not seen for some time. July was a relatively neutral month for the marketplace, with the S&P 500 Index rising a modest 1.76%.

Q: What changes did you make to the portfolio, and how is it currently positioned?

A: AXP Growth Dimensions Fund has a low turnover rate compared to many of its peers, as we are focused on finding growth-oriented companies to buy and hold for the long term. Indeed, for most of the fiscal year, the bulk of the Fund's assets remained relatively constant. Still, we did make some opportunistic changes. Besides adding some healthy mid-cap stocks with high growth potential to the Fund, we increased our positions in the energy sector in anticipation of improving stock prices. We reduced the Fund's technology weighting, as we believed that this sector had yet to overcome the twin hurdles of low demand and overcapacity. The technology stocks that the Fund continued to hold were software-related rather than service-driven. Within the healthcare sector, we shifted away from hospitals and distribution companies

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6   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Questions & Answers

     toward a focus on biotechnology and medical device companies. For example, we eliminated the Fund's position in HCA, the nation's largest hospital chain, and bought Amgen, a leading biotechnology company in the fight against cancer. We also added Genzyme, Boston Scientific, St. Jude Medical and Alcon to the portfolio. Genzyme is a biotechnology company focused on rare genetic disorders, renal disease and osteoarthritis. The latter three are each medical device manufacturers.

     In June, we repositioned the Fund a bit, shifting the portfolio's stance to take advantage of the less risk-averse market environment. We reduced the Fund's weighting in the more defensive consumer staples sector, by cutting back on such positions as Procter & Gamble. We then redeployed those assets into industrial-related and business services companies that we believe may benefit from the eventual upturn in the economy. One such addition to the portfolio was Caterpillar, the manufacturer of construction, agricultural, mining and forestry machinery.

Q:   How do you intend to manage the Fund in the coming months?

A: We are optimistic about the direction of the equity market going forward. A great deal of fiscal and monetary stimulus is currently in the pipeline, including tax cuts and dividend and capital gains tax reform. Such stimulus should help boost economic growth in the months ahead. What is missing so far is job growth, which is key to improving consumer confidence and consumer spending. Also, capital spending remains flat.

     Our focus will remain on seeking long-term growth of capital. We will continue to broadly diversify the Fund's holdings, looking for opportunities that display good fundamentals and a better-than-average potential for growth. We are particularly looking at opportunities in the casual dining segment of the restaurant industry, as we believe current supply/demand dynamics put this area in an early cycle of momentum.

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7   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT
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The Fund's Long-term Performance

This chart illustrates the total value of an assumed $10,000 investment in AXP Growth Dimensions Fund Class A shares (from 7/1/00 to 7/31/03) as compared to the performance of two widely cited performance indices, the Standard & Poor's 500 Index (S&P 500 Index) and the Lipper Large-Cap Growth Funds Index. In comparing the Fund's Class A shares to these indices, you should take into account the fact that the Fund's performance reflects the maximum sales charge of 5.75%, while such charges are not reflected in the performance of the indices. Returns for the Fund include the reinvestment of any distribution paid during each period.

Past performance is no guarantee of future results. Your investment and return values fluctuate so that your shares, when redeemed, may be worth more or less than the original cost. Returns do not reflect taxes payable on distributions and redemptions. Also see "Past Performance" in the Fund's current prospectus.

(line chart)
                   VALUE OF A HYPOTHETICAL $10,000 INVESTMENT
                          IN AXP GROWTH DIMENSIONS FUND

AXP Growth Dimensions Fund Class A      $ 9,425     $9,329    $5,268    $3,889    $4,195
S&P 500 Index(1)                        $10,000     $9,844    $8,433    $6,440    $7,125
Lipper Large-Cap Growth Funds Index(2)  $10,000     $9,797    $6,427    $4,629    $5,044

                                        7/01/00      7/00      7/01      7/02       7/03

(1) S&P 500 Index, an unmanaged index of common stocks, is frequently used as a general measure of market performance. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees. However, the S&P 500 companies may be generally larger than those in which the Fund invests.

(2) The Lipper Large-Cap Growth Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

                          Average Annual Total Returns
                 Class A with Sales Charge as of July 31, 2003

1 year                                                                +1.67%
Since inception (6/26/00)                                            -24.46%

            Results for other share classes can be found on page 5.

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8   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Investments in Securities

AXP Growth Dimensions Fund

July 31, 2003
(Percentages represent value of investments compared to net assets)

Common stocks (98.4%)
Issuer                                   Shares                    Value(a)

Aerospace & defense (0.3%)
Northrop Grumman                           5,600                   $516,544

Airlines (2.1%)
JetBlue Airways                           31,900(b)               1,453,364
Ryanair Holdings ADR                      12,000(b,c)               514,680
Southwest Airlines                       140,000                  2,297,400
Total                                                             4,265,444

Banks and savings & loans (6.3%)
Bank of America                          100,000                  8,257,000
Wells Fargo                               90,000                  4,547,700
Total                                                            12,804,700

Beverages & tobacco (3.6%)
Altria Group                             100,000                  4,001,000
PepsiCo                                   70,000                  3,224,900
Total                                                             7,225,900

Broker dealers (0.5%)
Lehman Brothers Holdings                  17,400                  1,100,898

Cellular telecommunications (0.5%)
Vodafone Group ADR                        50,600(c)                 960,388

Chemicals (0.5%)
Engelhard                                 42,000                  1,103,760

Computer hardware (2.5%)
Dell                                     120,000(b)               4,041,600
Hewlett-Packard                           46,100                    975,937
Total                                                             5,017,537

Computer software & services (9.5%)
Autodesk                                  65,000                    972,400
Electronic Arts                            6,500(b)                 546,000
Intl Business Machines                    36,200                  2,941,250
Microsoft                                300,000                  7,920,000
Oracle                                   120,000(b)               1,440,000
Paychex                                   25,000                    813,250
Symantec                                  45,000(b)               2,104,650
Synopsys                                   8,000(b)                 500,080
VERITAS Software                          66,000(b)               2,032,800
Total                                                            19,270,430

Electronics (4.8%)
Applied Materials                        100,000(b)               1,950,000
Intel                                    150,000                  3,742,500
Maxim Integrated Products                 30,000                  1,172,400
Teradyne                                  60,000(b)                 987,000
Texas Instruments                        100,000                  1,887,000
Total                                                             9,738,900

Energy (5.3%)
Burlington Resources                      10,000                    461,700
ConocoPhillips                           100,000                  5,234,000
Devon Energy                              62,100                  2,941,677
EnCana                                    60,000(c)               2,072,400
Total                                                            10,709,777

Energy equipment & services (1.8%)
Nabors Inds                               13,400(b,c)               479,720
Schlumberger                              50,000                  2,253,500
Weatherford Intl                          25,000(b)                 906,750
Total                                                             3,639,970

Finance companies (3.3%)
Citigroup                                150,000                  6,720,000

Financial services (0.6%)
SLM                                       30,000                  1,243,800

Food (0.7%)
American Italian Pasta Cl A               34,300(b)               1,375,087

Health care products (13.7%)
Alcon                                     25,000(c)               1,274,250
Amgen                                    100,000(b)               6,958,000
Barr Laboratories                          8,000(b)                 540,400
Boston Scientific                         32,300(b)               2,042,329
Gen-Probe                                 22,000(b)               1,210,000
Genzyme-General Division                  24,000(b)               1,210,560
Johnson & Johnson                         60,000                  3,107,400
Medtronic                                100,000                  5,150,000
Pfizer                                   150,000                  5,004,000
St. Jude Medical                          21,400(b)               1,148,110
Total                                                            27,645,049

See accompanying notes to investments in securities.

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9   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Issuer                                   Shares                    Value(a)

Health care services (2.6%)
Anthem                                    70,000(b)              $5,285,700

Industrial transportation (0.5%)
GATX                                      45,000                    986,400

Insurance (3.7%)
American Intl Group                       17,300                  1,110,660
Axis Capital Holdings                     80,000(b,c)             2,094,400
Marsh & McLennan                          20,000                    992,400
Progressive                               50,000                  3,297,000
Total                                                             7,494,460

Leisure time & entertainment (4.8%)
Carnival                                  61,000                  2,092,910
Harley-Davidson                           25,000                  1,172,000
Viacom Cl B                              150,000(b)               6,528,000
Total                                                             9,792,910

Lodging & gaming (1.0%)
Intl Game Technology                      80,800                  2,056,360

Machinery (2.0%)
Caterpillar                               60,000                  4,048,200

Media (7.5%)
Amazon.com                                60,000(b)               2,503,200
Cendant                                  125,000(b)               2,243,750
Citadel Broadcasting                      12,500(b)                 237,500
eBay                                      20,000(b)               2,144,000
Gannett                                   14,000                  1,075,620
InterActiveCorp                          108,700(b)               4,399,089
Liberty Media Cl A                        45,000(b)                 499,050
Scripps (EW) Cl A                         12,200                  1,012,112
Univision Communications Cl A             35,100(b)               1,095,120
Total                                                            15,209,441

Multi-industry (6.9%)
3M                                        43,100                  6,042,620
Danaher                                   15,500                  1,119,100
General Electric                         160,000                  4,550,400
Harman Intl Inds                          14,500                  1,212,200
Tyco Intl                                 60,000(c)               1,116,000
Total                                                            14,040,320

Restaurants (2.6%)
Brinker Intl                              57,700(b)               2,019,500
McDonald's                                54,700                  1,258,647
Outback Steakhouse                        26,000                    971,100
Starbucks                                 40,000(b)               1,093,200
Total                                                             5,342,447

Retail -- general (8.0%)
Best Buy                                  45,000(b)               1,964,250
Home Depot                                50,000                  1,560,000
Target                                   130,000                  4,981,600
Wal-Mart Stores                          130,000                  7,268,300
WilliamSonoma                           12,700(b)                 358,775
Total                                                            16,132,925

Utilities -- electric (2.8%)
Dominion Resources                        60,000                  3,606,000
Public Service Enterprise Group           50,000                  2,037,500
Total                                                             5,643,500

Total common stocks
(Cost: $194,691,832)                                           $199,370,847

Short-term securities (0.6%)
Issuer              Annualized           Amount                    Value(a)
                   yield on date       payable at
                    of purchase         maturity

U.S. government agencies
Federal Natl Mtge Assn Disc Nts
       08-15-03        0.98%            $800,000                   $799,673
       08-27-03        0.90              500,000                    499,672

Total short-term securities
(Cost: $1,299,370)                                               $1,299,345

Total investments in securities
(Cost: $195,991,202)(d)                                        $200,670,192

See accompanying notes to investments in securities.

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10   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)  Non-income producing.

(c) Foreign security values are stated in U.S. dollars. As of July 31, 2003, the value of foreign securities represented 4.2% of net assets.

(d) At July 31, 2003, the cost of securities for federal income tax purposes was $199,018,842 and the aggregate gross unrealized appreciation and depreciation based on that cost was:

     Unrealized appreciation                                   $ 15,868,129
     Unrealized depreciation                                    (14,216,779)
                                                                -----------
     Net unrealized appreciation                               $  1,651,350
                                                               ------------

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11   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP Growth Dimensions Fund

July 31, 2003
Assets
Investments in securities, at value (Note 1)
   (identified cost $195,991,202)                                                                     $ 200,670,192
Cash in bank on demand deposit                                                                               40,300
Capital shares receivable                                                                                     2,538
Dividends and accrued interest receivable                                                                   141,110
Receivable for investment securities sold                                                                 2,569,278
                                                                                                          ---------
Total assets                                                                                            203,423,418
                                                                                                        -----------
Liabilities
Capital shares payable                                                                                       15,907
Payable for investment securities purchased                                                                 695,100
Accrued investment management services fee                                                                    2,847
Accrued distribution fee                                                                                      2,745
Accrued transfer agency fee                                                                                   1,703
Accrued administrative services fee                                                                             177
Other accrued expenses                                                                                       55,064
                                                                                                             ------
Total liabilities                                                                                           773,543
                                                                                                            -------
Net assets applicable to outstanding capital stock                                                    $ 202,649,875
                                                                                                      =============
Represented by
Capital stock -- $.01 par value (Note 1)                                                              $     931,568
Additional paid-in capital                                                                              449,249,821
Accumulated net realized gain (loss) (Note 6)                                                          (252,210,504)
Unrealized appreciation (depreciation) on investments                                                     4,678,990
                                                                                                          ---------
Total -- representing net assets applicable to outstanding capital stock                              $ 202,649,875
                                                                                                      =============
Net assets applicable to outstanding shares:               Class A                                    $ 135,984,753
                                                           Class B                                    $  62,297,656
                                                           Class C                                    $   4,340,427
                                                           Class Y                                    $      27,039
Net asset value per share of outstanding capital stock:    Class A shares      62,022,743             $        2.19
                                                           Class B shares      29,094,696             $        2.14
                                                           Class C shares       2,027,041             $        2.14
                                                           Class Y shares          12,296             $        2.20
                                                                                   ------             -------------

See accompanying notes to financial statements.

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12   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Statement of operations
AXP Growth Dimensions Fund

Year ended July 31, 2003
Investment income
Income:
Dividends                                                                     $  2,473,571
Interest                                                                           158,293
Fee income from securities lending (Note 3)                                          3,808
   Less foreign taxes withheld                                                     (10,739)
                                                                                   -------
Total income                                                                     2,624,933
                                                                                 ---------
Expenses (Note 2):
Investment management services fee                                               1,061,017
Distribution fee
   Class A                                                                         328,802
   Class B                                                                         623,677
   Class C                                                                          40,386
Transfer agency fee                                                                653,697
Incremental transfer agency fee
   Class A                                                                          46,616
   Class B                                                                          40,560
   Class C                                                                           3,240
Service fee -- Class Y                                                                  30
Administrative services fees and expenses                                           67,761
Compensation of board members                                                        8,383
Custodian fees                                                                      20,700
Printing and postage                                                               100,532
Registration fees                                                                   24,406
Audit fees                                                                          18,000
Other                                                                               12,455
                                                                                    ------
Total expenses                                                                   3,050,262
   Expenses waived/reimbursed by AEFC (Note 2)                                    (269,194)
                                                                                  --------
                                                                                 2,781,068
   Earnings credits on cash balances (Note 2)                                       (3,754)
                                                                                    ------
Total net expenses                                                               2,777,314
                                                                                 ---------
Investment income (loss) -- net                                                   (152,381)
                                                                                  --------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
   Security transactions (Note 3)                                              (32,419,276)
   Options contracts written (Note 5)                                               11,000
                                                                                    ------
Net realized gain (loss) on investments                                        (32,408,276)
Net change in unrealized appreciation (depreciation) on investments             46,531,710
                                                                                ----------
Net gain (loss) on investments                                                  14,123,434
                                                                                ----------
Net increase (decrease) in net assets resulting from operations               $ 13,971,053
                                                                              ============

See accompanying notes to financial statements.

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13   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Statements of changes in net assets
AXP Growth Dimensions Fund

Year ended July 31,                                                              2003                      2002
Operations
Investment income (loss) -- net                                             $   (152,381)             $  (1,333,138)
Net realized gain (loss) on investments                                      (32,408,276)              (115,630,156)
Net change in unrealized appreciation (depreciation) on investments           46,531,710                 30,045,770
                                                                              ----------                 ----------
Net increase (decrease) in net assets resulting from operations               13,971,053                (86,917,524)
                                                                              ----------                -----------
Capital share transactions (Note 4)
Proceeds from sales
   Class A shares (Note 2)                                                    31,462,802                 60,095,890
   Class B shares                                                             11,102,284                 29,255,612
   Class C shares                                                                946,436                  1,991,039
   Class Y shares                                                                 52,827                         --
Payments for redemptions
   Class A shares                                                            (47,121,296)               (93,339,189)
   Class B shares (Note 2)                                                   (20,999,702)               (41,489,853)
   Class C shares (Note 2)                                                    (1,213,685)                (1,923,169)
   Class Y shares                                                                (53,609)                    (7,084)
                                                                                 -------                     ------
Increase (decrease) in net assets from capital share transactions            (25,823,943)               (45,416,754)
                                                                             -----------                -----------
Total increase (decrease) in net assets                                      (11,852,890)              (132,334,278)
Net assets at beginning of year                                              214,502,765                346,837,043
                                                                             -----------                -----------
Net assets at end of year                                                   $202,649,875              $ 214,502,765
                                                                            ============              =============

See accompanying notes to financial statements.

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14   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Notes to Financial Statements

AXP Growth Dimensions Fund

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Dimensions Series, Inc. (formerly AXP New Dimensions Fund, Inc.) and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. AXP Dimensions Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board. The Fund invests primarily in equity securities showing potential for significant growth.

The Fund offers Class A, Class B, Class C and Class Y shares.

o    Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth calendar year of ownership.

o    Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, incremental transfer agency fee and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

The Fund's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by an independent pricing service. Securities for which market quotations are not readily available are valued at fair value according to methods selected in good faith by the board. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

--------------------------------------------------------------------------------
15   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Option transactions

To produce incremental earnings, protect gains, and facilitate buying and selling of securities for investments, the Fund may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Fund also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Fund may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The Fund also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

Futures transactions

To gain exposure to or protect itself from market changes, the Fund may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Fund also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Fund is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or expires.

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes.

--------------------------------------------------------------------------------
16   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

The Fund may enter into forward foreign currency exchange contracts for operational purposes and to protect against adverse exchange rate fluctuation. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Fund is subject to the credit risk that the other party will not complete its contract obligations.

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes, and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

On the statement of assets and liabilities, as a result of permanent book-to-tax differences, undistributed net investment income has been increased by $152,381 resulting in a net reclassification adjustment to decrease paid-in capital by $152,381.

The tax character of distributions paid for the years indicated is as follows:

Year ended July 31,                                    2003         2002
Class A
Distributions paid from:
      Ordinary income                                   $--         $--
      Long-term capital gain                             --          --
Class B
Distributions paid from:
      Ordinary income                                    --          --
      Long-term capital gain                             --          --
Class C
Distributions paid from:
      Ordinary income                                    --          --
      Long-term capital gain                             --          --
Class Y
Distributions paid from:
      Ordinary income                                    --          --
      Long-term capital gain                             --          --

As of July 31, 2003, the components of distributable earnings on a tax basis are as follows:

Undistributed ordinary income                             $          --
Accumulated long-term gain (loss)                         $(249,177,951)
Unrealized appreciation (depreciation)                    $   1,646,437

--------------------------------------------------------------------------------
17   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Dividends to shareholders

An annual dividend from net investment income, declared and paid at the end of the calendar year, when available, is reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the income dividend.

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium and discount using the effective interest method, is accrued daily.

2. EXPENSES AND SALES CHARGES

The Fund has agreements with American Express Financial Corporation (AEFC) to manage its portfolio and provide administrative services. Under an Investment Management Services Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Fund's average daily net assets in reducing percentages from 0.60% to 0.48% annually based on the combined net assets of the Fund and AXP New Dimensions Fund. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of the Fund to the Lipper Large-Cap Growth Funds Index. Prior to Dec. 1, 2002, the maximum adjustment was 0.12% of the Fund's average daily net assets after deducting 1% from the performance difference. If the performance difference was less than 1%, the adjustment was zero. On Nov. 13, 2002, shareholders approved modification of the performance incentive adjustment calculation by adjusting the performance difference intervals, while retaining the previous maximum adjustment and reducing the amount of the performance difference for which no adjustment is made to 0.50%. The effect of the modifications began Dec. 1, 2002. The adjustment increased the fee by $39,400 for the year ended July 31, 2003.

Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets in reducing percentages from 0.05% to 0.02% annually based on the combined net assets of the Fund and AXP New Dimensions Fund. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

--------------------------------------------------------------------------------
18   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o   Class A $19.50

o   Class B $20.50

o   Class C $20.00

o   Class Y $17.50

In addition, there is an annual closed-account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year.

Under terms of a prior agreement that ended April 30, 2003, the Fund paid a transfer agency fee at an annual rate per shareholder account of $19 for Class A, $20 for Class B, $19.50 for Class C and $17 for Class Y.

In addition, there is an annual closed-account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the account is purged from the transfer agent system generally within one year.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $402,887 for Class A, $112,853 for Class B and $716 for Class C for the year ended July 31, 2003.

For the year ended July 31, 2003, AEFC and American Express Financial Advisors Inc. waived certain fees and expenses to 1.15% for Class A, 1.91% for Class B, 1.91% for Class C and 0.95% for Class Y of the Fund's average daily net assets. Beginning Aug. 1, 2003, AEFC and American Express Financial Advisors Inc. have agreed to waive certain fees and expenses until July 31, 2004. Under this agreement, total expenses will not exceed 1.35% for Class A, 2.11% for Class B, 2.11% for Class C and 1.19% for Class Y of the Fund's average daily net assets.

During the year ended July 31, 2003, the Fund's custodian and transfer agency fees were reduced by $3,754 as a result of earnings credits from overnight cash balances. The Fund also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

--------------------------------------------------------------------------------
19   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $97,315,228 and $103,152,994, respectively, for the year ended July 31, 2003. Realized gains and losses are determined on an identified cost basis.

Brokerage clearing fees paid to brokers affiliated with AEFC were $54,276 for the year ended July 31, 2003.

Income from securities lending amounted to $3,808 for the year ended July 31, 2003. The risks to the Fund of securities lending are that the borrower may not provide additional collateral when required or return the securities when due.

4. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the years indicated are as follows:

                                                              Year ended July 31, 2003
                                              Class A          Class B       Class C        Class Y
Sold                                       15,693,438        5,672,236       483,044         25,567
Issued for reinvested distributions                --               --            --             --
Redeemed                                  (23,726,742)     (10,728,324)     (625,035)       (25,567)
                                          -----------      -----------      --------        -------
Net increase (decrease)                    (8,033,304)      (5,056,088)     (141,991)            --
                                          -----------      -----------      --------        -------

                                                              Year ended July 31, 2002
                                              Class A          Class B       Class C        Class Y
Sold                                       24,351,907       11,984,110       819,992             --
Issued for reinvested distributions                --               --            --             --
Redeemed                                  (38,649,187)     (17,638,451)     (809,472)        (2,813)
                                          -----------      -----------      --------         ------
Net increase (decrease)                   (14,297,280)      (5,654,341)       10,520         (2,813)
                                          -----------       ----------        ------         ------

5. OPTIONS CONTRACTS WRITTEN

Contracts and premiums associated with options contracts written are as follows:

                                              Year ended July 31, 2003
                                                         Calls
                                                Contracts     Premiums
Balance July 31, 2002                              --         $     --
Opened                                            110           11,000
Closed                                             --               --
Exercised                                          --               --
Expired                                          (110)         (11,000)
                                                 ----          -------
Balance July 31, 2003                              --         $     --
                                                 ----         --------

--------------------------------------------------------------------------------
20   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

6. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund has a capital loss carry-over of $249,177,951 as of July 31, 2003, that will expire in 2008 through 2012 if not offset by capital gains. It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

7. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by Deutsche Bank, whereby the Fund is permitted to have bank borrowings for temporary or emergency purposes to fund shareholder redemptions. The agreement went into effect Sept. 24, 2002. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to
 $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the LIBOR plus 0.50%, the IBOR plus 0.50% or the higher of the Federal Funds Rate plus 0.25% and the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. Prior to this agreement, the Fund had a revolving credit agreement that permitted borrowings up to $200 million with U.S. Bank, N.A. The Fund had no borrowings outstanding during the year ended July 31, 2003.

--------------------------------------------------------------------------------
21   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

8. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended July 31,                                             2003         2002       2001          2000(b)
Net asset value, beginning of period                                    $2.03        $2.75     $ 4.87         $4.92
Income from investment operations:
Net investment income (loss)                                               --         (.01)      (.01)           --
Net gains (losses) (both realized and unrealized)                         .16         (.71)     (2.11)         (.05)
Total from investment operations                                          .16         (.72)     (2.12)         (.05)
Net asset value, end of period                                          $2.19        $2.03     $ 2.75         $4.87

Ratios/supplemental data
Net assets, end of period (in millions)                                  $136         $142       $232           $22
Ratio of expenses to average daily net assets(c)                        1.15%(d)     1.10%      1.12%(d)      1.10%(d),(h)
Ratio of net investment income (loss) to average daily net assets        .18%        (.20%)     (.16%)         .37%(h)
Portfolio turnover rate (excluding short-term securities)                 52%          69%        67%            2%
Total return(i)                                                         7.88%      (26.18%)   (43.53%)       (1.02%)(j)

See accompanying notes to financial highlights.

--------------------------------------------------------------------------------
22   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Class B
Per share income and capital changes(a)
Fiscal period ended July 31,                                             2003         2002       2001          2000(b)
Net asset value, beginning of period                                    $2.00        $2.73     $ 4.87         $4.92
Income from investment operations:
Net investment income (loss)                                             (.01)        (.03)      (.02)           --
Net gains (losses) (both realized and unrealized)                         .15         (.70)     (2.12)         (.05)
Total from investment operations                                          .14         (.73)     (2.14)         (.05)
Net asset value, end of period                                          $2.14        $2.00     $ 2.73         $4.87

Ratios/supplemental data
Net assets, end of period (in millions)                                   $62          $68       $109           $11
Ratio of expenses to average daily net assets(c)                        1.91%(e)     1.88%      1.89%(e)      1.91%(e),(h)
Ratio of net investment income (loss) to average daily net assets       (.58%)       (.97%)     (.92%)        (.48%)(h)
Portfolio turnover rate (excluding short-term securities)                 52%          69%        67%            2%
Total return(i)                                                         7.00%      (26.74%)   (43.94%)       (1.02%)(j)

See accompanying notes to financial highlights.

--------------------------------------------------------------------------------
23   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended July 31,                                             2003         2002       2001          2000(b)
Net asset value, beginning of period                                    $2.00        $2.73     $ 4.87         $4.92
Income from investment operations:
Net investment income (loss)                                             (.01)        (.03)      (.02)           --
Net gains (losses) (both realized and unrealized)                         .15         (.70)     (2.12)         (.05)
Total from investment operations                                          .14         (.73)     (2.14)         (.05)
Net asset value, end of period                                          $2.14        $2.00     $ 2.73         $4.87

Ratios/supplemental data
Net assets, end of period (in millions)                                    $4           $4         $6            $1
Ratio of expenses to average daily net assets(c)                        1.91%(f)     1.88%      1.89%(f)      1.91%(f),(h)
Ratio of net investment income (loss) to average daily net assets       (.59%)       (.97%)     (.94%)        (.48%)(h)
Portfolio turnover rate (excluding short-term securities)                 52%          69%        67%            2%
Total return(i)                                                         7.00%      (26.74%)   (43.94%)       (1.02%)(j)

See accompanying notes to financial highlights.

--------------------------------------------------------------------------------
24   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Class Y
Per share income and capital changes(a)
Fiscal period ended July 31,                                             2003         2002       2001          2000(b)
Net asset value, beginning of period                                    $2.03        $2.76     $ 4.88         $4.92
Income from investment operations:
Net investment income (loss)                                              .01           --         --            --
Net gains (losses) (both realized and unrealized)                         .16         (.73)     (2.12)         (.04)
Total from investment operations                                          .17         (.73)     (2.12)         (.04)
Net asset value, end of period                                          $2.20        $2.03     $ 2.76         $4.88

Ratios/supplemental data
Net assets, end of period (in millions)                                   $--          $--        $--           $--
Ratio of expenses to average daily net assets(c)                         .95%(g)      .94%       .95%(g)       .81%(g),(h)
Ratio of net investment income (loss) to average daily net assets        .34%         .01%      (.03%)         .58%(h)
Portfolio turnover rate (excluding short-term securities)                 52%          69%        67%            2%
Total return(i)                                                         8.37%      (26.45%)   (43.44%)        (.81%)(j)

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) For the period from June 26, 2000 (when shares became publicly available) to July 31, 2000.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class A would have been 1.28%, 1.16% and 2.32% for the periods ended July 31, 2003, 2001 and 2000, respectively.

(e) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class B would have been 2.04%, 1.92% and 3.40% for the periods ended July 31, 2003, 2001 and 2000, respectively.

(f) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class C would have been 2.04%, 1.92% and 3.40% for the periods ended July 31, 2003, 2001 and 2000, respectively.

(g) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class Y would have been 1.12%, 1.00% and 2.12% for the periods ended July 31, 2003, 2001 and 2000, respectively.

(h)  Adjusted to an annual basis.

(i)  Total return does not reflect payment of a sales charge.

(j)  Not annualized.

--------------------------------------------------------------------------------
25   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Independent Auditors' Report

THE BOARD AND SHAREHOLDERS

AXP DIMENSIONS SERIES, INC.

We have audited the accompanying statement of assets and liabilities, including the schedule of investments in securities, of AXP Growth Dimensions Fund (a series of AXP Dimensions Series, Inc.) as of July 31, 2003, the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period ended July 31, 2003 and the financial highlights for each of the years in the three-year period ended July 31, 2003 and for the period from June 26, 2000 (when shares became publicly available) to July 31, 2000. These financial statements and the financial highlights are the responsibility of fund management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 2003, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of AXP Growth Dimensions Fund as of July 31, 2003, and the results of its operations, changes in its net assets and the financial highlights for each of the periods stated in the first paragraph above, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Minneapolis, Minnesota

September 12, 2003

--------------------------------------------------------------------------------
26   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Board Members and Officers

Shareholders elect a board that oversees the Fund's operations. The board appoints officers who are responsible for day-to-day business decisions based on policies set by the board.

The following is a list of the Fund's board members. Each member oversees 15 Master Trust portfolios and 83 American Express mutual funds. Board members serve until the next regular shareholders' meeting or until he or she reaches the mandatory retirement age established by the board.

Independent Board Members

Name, address, age                 Position held      Principal occupation during past      Other directorships
                                   with Fund and      five years
                                   length of service
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Arne H. Carlson                    Board member       Chair, Board Services Corporation
901 S. Marquette Ave.              since 1999         (provides administrative services
Minneapolis, MN 55402                                 to boards). Former Governor  of
Age 68                                                Minnesota
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Philip J. Carroll, Jr.             Board member       Retired Chairman and CEO,  Fluor      Scottish Power PLC, Vulcan
901 S. Marquette Ave.              since 2002         Corporation (engineering and          Materials Company, Inc.
Minneapolis, MN 55402                                 construction) since 1998              (construction
Age 65                                                                                      materials/chemicals)
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Livio D. DeSimone                  Board member       Retired Chair of the Board and        Cargill, Incorporated
30 Seventh Street East             since 2001         Chief Executive Officer, Minnesota    (commodity merchants and
Suite 3050                                            Mining and Manufacturing (3M)         processors), General Mills,
St. Paul, MN 55101-4901                                                                     Inc. (consumer foods), Vulcan
Age 69                                                                                      Materials Company (construction
                                                                                            materials/ chemicals), Milliken
                                                                                            & Company (textiles and
                                                                                            chemicals), and Nexia
                                                                                            Biotechnologies, Inc.
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Heinz F. Hutter*                   Board member       Retired President and Chief
901 S. Marquette Ave.              since 1994         Operating Officer, Cargill,
Minneapolis, MN 55402                                 Incorporated (commodity merchants
Age 74                                                and processors)
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Anne P. Jones                      Board member       Attorney and Consultant
901 S. Marquette Ave.              since 1985
Minneapolis, MN 55402
Age 68
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Stephen R. Lewis, Jr.**            Board member       Retired President and Professor of    Valmont Industries, Inc.
901 S. Marquette Ave.              since 2002         Economics, Carleton College           (manufactures irrigation
Minneapolis, MN 55402                                                                       systems)
Age 64
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Alan G. Quasha                     Board member       President, Quadrant Management,       Compagnie Financiere Richemont
901 S. Marquette Ave.              since 2002         Inc. (management of private           AG (luxury goods), Harken
Minneapolis, MN 55402                                 equities)                             Energy Corporation (oil and gas
Age 53                                                                                      exploration) and SIRIT Inc.
                                                                                            (radio frequency identification
                                                                                            technology)
---------------------------------- ------------------ ------------------------------------- ---------------------------------

 * Interested person of AXP Partners International Aggressive Growth Fund and AXP Partners Aggressive Growth Fund by reason of being a security holder of J P Morgan Chase & Co., which has a 45% interest in American Century Companies, Inc., the parent company of the subadviser of two of the AXP Partners Funds, American Century Investment Management, Inc.

** Interested person of AXP Partners International Aggressive Growth Fund by reason of being a security holder of FleetBoston Financial Corporation, parent company of Liberty Wanger Asset Management, L.P., one of the fund's subadvisers.

--------------------------------------------------------------------------------
27   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

Independent Board Members (continued)

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Alan K. Simpson                   Board member        Former three-term United States       Biogen, Inc.
1201 Sunshine Ave.                since 1997          Senator for Wyoming                   (biopharmaceuticals)
Cody, WY 82414
Age 71
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Alison Taunton-Rigby              Board member        President, Forester Biotech since
901 S. Marquette Ave.             since 2002          2000. Former President and CEO,
Minneapolis, MN 55402                                 Aquila Biopharmaceuticals, Inc.
Age 59
--------------------------------- ------------------- ------------------------------------- ---------------------------------

Board Members Affiliated with AEFC***

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Barbara H. Fraser                 Board member        Executive Vice President -  AEFA
1546 AXP Financial Center         since 2002          Products and Corporate Marketing of
Minneapolis, MN 55474                                 AEFC since 2002. President -
Age 53                                                Travelers Check Group, American
                                                      Express Company,  2001-2002.
                                                      Management Consultant, Reuters,
                                                      2000-2001. Managing Director -
                                                      International Investments, Citibank
                                                      Global,  1999-2000. Chairman and
                                                      CEO, Citicorp Investment Services
                                                      and Citigroup Insurance Group,
                                                      U.S., 1998-1999
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Stephen W. Roszell                Board member        Senior Vice President -
50238 AXP Financial Center        since 2002, Vice    Institutional Group of AEFC
Minneapolis, MN 55474             President  since
Age 54                            2002
--------------------------------- ------------------- ------------------------------------- ---------------------------------
William F. Truscott               Board member        Senior Vice President - Chief
53600 AXP Financial Center        since 2001,  Vice   Investment Officer of AEFC since
Minneapolis, MN 55474             President  since    2001. Former Chief Investment
Age 42                            2002                Officer and Managing Director,
                                                      Zurich Scudder Investments
--------------------------------- ------------------- ------------------------------------- ---------------------------------

*** Interested person by reason of being an officer, director and/or employee of AEFC.

--------------------------------------------------------------------------------
28   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

The board has appointed officers who are responsible for day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the board. In addition to Mr. Roszell, who is vice president, and Mr. Truscott, who is vice president, the Fund's other officers are:

Other Officers

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Jeffrey P. Fox                    Treasurer since     Vice President - Investment
50005 AXP Financial Center        2002                Accounting, AEFC, since 2002;  Vice
Minneapolis, MN 55474                                 President - Finance, American
Age 48                                                Express Company, 2000-2002;  Vice
                                                      President - Corporate Controller,
                                                      AEFC, 1996-2000
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Paula R. Meyer                    President since     Senior Vice President and General
596 AXP Financial Center          2002                Manager - Mutual Funds, AEFC, since
Minneapolis, MN 55474                                 2002; Vice President and Managing
Age 49                                                Director - American Express Funds,
                                                      AEFC, 2000-2002; Vice President,
                                                      AEFC,  1998-2000
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Leslie L. Ogg                     Vice President,     President of Board Services
901 S. Marquette Ave.             General Counsel,    Corporation
Minneapolis, MN 55402             and Secretary
Age 64                            since 1978
--------------------------------- ------------------- ------------------------------------- ---------------------------------

The SAI has additional information about the Fund's directors and is available, without charge, upon request by calling (800) 862-7919.

--------------------------------------------------------------------------------
29   --   AXP GROWTH DIMENSIONS FUND   --   2003 ANNUAL REPORT

The policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities can be found in the Fund's Statement of Additional Information (SAI) which is available (i) without charge, upon request, by calling toll-free (800) 862-7919; (ii) on the American Express Company Web site at americanexpress.com/funds; and (iii) on the Securities and Exchange Commission Web site at http://www.sec.gov.

--------------------------------------------------------------------------------
(logo)
AMERICAN
   EXPRESS
(R)
--------------------------------------------------------------------------------

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.